FOR RELEASE ON JANUARY 18, 2006

BURLINGTON COAT FACTORY TO BE ACQUIRED BY BAIN CAPITAL

IN $2.06 BILLION TRANSACTION

Burlington, New Jersey, January 18, 2006 - Burlington Coat Factory Warehouse Corporation (NYSE: BCF) announced today that it has concluded its review of strategic alternatives and signed a definitive merger agreement to be acquired by affiliates of Bain Capital Partners, LLC. Under terms of the agreement, Bain Capital will acquire all of the outstanding shares of Burlington Coat Factory Warehouse Corporation for $45.50 per share in cash, for a total consideration of approximately $2.06 billion.

Burlington Coat Factory offers a broad selection of branded apparel at everyday low pricing across many product divisions, including coats, ladies sportswear, menswear, family footwear, baby furniture and accessories, and home decor and gifts. The modern Burlington Coat Factory, founded in 1972 by the Milstein family, has expanded from a single store selling coats to a multi-department retail chain with 367 stores in 42 states, predominantly under the “Burlington Coat Factory” name.

“We are thrilled that a transaction with Bain Capital delivers significant value to our stockholders,” said Monroe Milstein, Burlington Coat Factory’s Chairman, President and CEO. “We are very proud of what the Company has accomplished over the past 30 years.”

“Burlington Coat Factory is a well-managed retail business with a strong consumer following, high-quality product offerings, and good growth prospects,” said Jordan Hitch, a Managing Director at Bain Capital. “We are delighted to have the opportunity to partner with the experienced management team to build on the company’s track record of success in merchandising and store operations and to continue to grow the store portfolio.”

The Board of Directors of Burlington Coat Factory has approved the proposed merger, which is subject to approval by the Company’s stockholders and other customary closing conditions, including governmental approvals. Bain Capital has obtained commitments from members of the Milstein family and affiliated entities (representing approximately 62% of the current shares outstanding) to vote all Burlington Coat Factory shares owned by them in favor of the merger.

In connection with the strategic review and the proposed merger, Goldman, Sachs & Co. acted as financial advisor to the Company and rendered a fairness opinion to the Company in connection with the proposed merger. Hughes Hubbard & Reed LLP acted as legal counsel to the Company. Kirkland & Ellis LLP acted as legal counsel to Bain Capital.

Burlington Coat Factory will file a proxy statement with the Securities and Exchange Commission concerning the proposed merger. Holders of Company common stock are urged to read the proxy statement when it becomes available because it will contain important information. In addition, the Company’s directors, executive officers and certain of its employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company with respect to the proposed merger. Information about the directors and executive officers of the Company will be available in the proxy statement that the Company will file with the Securities and Exchange Commission. Investors will be able to obtain a free copy of such proxy statement, when it is available, and any other relevant documents filed by the Company at the Commission’s website, http://www.sec.gov, and by contacting the Company at: 1830 Route 130, Burlington, New Jersey 08016, Attention: Investor Relations.

Statements made in this press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumption prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company’s ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors that may be described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

About Bain Capital
Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, venture capital, public equity and leveraged debt assets with more than $27 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including such leading retailers and consumer companies as Toys “R” Us, Burger King, Staples, Shopper’s Drug Mart, Brookstone, Domino’s Pizza, Sealy Corp., Sports Authority, Duane Reade and Dollarama. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Hong Kong, Shanghai and Tokyo.

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Contacts:
For Burlington Coat Factory Warehouse Corporation:
Robert L. LaPenta, Jr.
609-387-7800 ext. 1216

For Bain Capital:
Stanton Crenshaw Communication
Alex Stanton
212-780-1900